Forest Laboratories Provides Update on Succession Planning

Howard Solomon to Retire as CEO and President at End of 2013;
Will Serve as Chairman to 2014 AGM and Then Become Chairman Emeritus

NEW YORK, May 23, 2013 -Forest Laboratories, Inc. (NYSE: FRX) today announced that Howard Solomon will retire as Chief Executive Officer and President, effective December 31, 2013. Subject to the same nominating and election processes annually as all directors, Mr. Solomon is expected to remain as Chairman through the 2014 Annual General Meeting (AGM), at which time another Chairman will be elected. Mr. Solomon will retain the title of Chairman Emeritus after the 2014 AGM and has agreed to serve as Senior Advisor to the Company following his retirement as CEO and President. Mr. Solomon has served as CEO since 1977, Chairman since 1998 and President since 2010.

As previously disclosed, an independent committee of Forest’s Board has been engaged in a succession planning process, including evaluating internal and external candidates. With Mr. Solomon’s retirement announcement, the Board has determined to bring the process to a close and expects to name a successor before the end of the year. The committee is being assisted by Spencer Stuart, a leading executive search firm.

Kenneth E. Goodman, Presiding Independent Director, said, “On behalf of the Board and the entire company, we would like to express our appreciation for Howard’s dedication, strategic vision and immeasurable contributions to Forest and its shareholders for nearly 50 years, 36 of those years as CEO. Under Howard’s leadership, Forest has evolved from a smallscale producer of vitamin pills into an innovative and fully integrated pharmaceutical company with a market capitalization of over $10 billion and a proud history of innovation, strong execution and delivering value for shareholders.  Today, with the launches of a new generation of products, all advanced under Howard’s stewardship, Forest is positioned to build on this success. We are delighted that Howard is available to continue to serve Forest as Chairman through to the 2014 annual meeting and as a Director and Senior Advisor to the Company following his retirement as CEO and President.”

Gerald M. Lieberman, a member of the independent committee overseeing succession planning, said, “We have been actively engaged in the succession planning process for some time and agree with Howard that now is the right time to begin the transition to new leadership. There is no question that Howard has been an extraordinary chief executive. Our mission and focus now is to find the right CEO to take our products forward and build on the platform that Howard helped put in place. We appreciate his clear commitment to ensuring the smoothest possible transition.”

Mr. Solomon said, “I recognize that the time has come for me to retire from the full time responsibility of running Forest Laboratories. I will be 86 this August and I think the company is entitled to the rigorous assurances of continuity that a younger chief executive can provide. I have agreed to serve Forest as an advisor and, if elected, as a Director for the next several years. Above all, I do deeply love Forest and so many of its executives and employees with whom I have worked for so many years. It is thanks to the support and tireless effort of our extraordinarily talented employees, past and present, that we have been able to build a dynamic company with a diversified product portfolio and late-stage pipeline that is truly unrivaled in the industry. We have many opportunities ahead. In the coming months, I look forward to working with the Board and new CEO, when identified, on a seamless handover of my responsibilities and to continuing my service to Forest as a board member and Senior Advisor.”

Mr. Solomon began his career as an attorney at leading law firms in New York and joined Forest in 1964 as a director and secretary of the Board, while serving as outside counsel for the Company. He became CEO of Forest in 1977 and Chairman in 1998. Mr. Solomon is a Trustee of the New York Presbyterian Hospital and previously served on the Board of Cold Spring Harbor Laboratories. He is currently a member of the Executive Committee of the Board of Directors of the Metropolitan Opera and Chairman of its Finance Committee, a Director and former Chairman of the New York City Ballet and a Director Emeritus of Lincoln Center. Mr. Solomon graduated from the City College of New York and holds a J.D. from Yale University.

About Forest Laboratories
Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Forward-Looking Information
Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Contact:
Investors:
Forest Laboratories, Inc.
Frank J. Murdolo
Vice President - Investor Relations
1-212-224-6714
media.relations@frx.com
or
Media:
Sard Verbinnen & Co
Hugh Burns / Lesley Bogdanow / Pamela Blum
1-212-687-8080